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                                                                  EXHIBIT 17

                          DENTSPLY International Inc.
                               570 College Avenue
                                  P.O. Box 872
                                 York, PA 17405

December 24, 1996


Mr. Dewey Edmunds, President
New Image Industries, Inc.
2283 Cosmos Court
Carlsbad, CA  92009

Gentlemen:

This will confirm our discussions with respect to the proposed acquisition of New Image Industries, Inc., a Delaware corporation ("New Image"), by DENTSPLY International Inc., a Delaware corporation ("Dentsply").

1. Structure and Price. Subject to the conditions set forth below, the transaction will be accomplished by means of either (i) a tender offer (the "Tender Offer") to be made by a wholly-owned subsidiary of Dentsply (the "Acquisition Subsidiary") for all of the issued and outstanding shares of Common Stock of New Image (the "New Image Common Stock"), conditioned on the tender of at least 51% of such shares, for a price of $2.00 per share in cash (the "Offer Consideration"), and, following completion of the Tender Offer, the merger of Acquisition Subsidiary with and into New Image pursuant to which each share of the outstanding Common Stock of New Image then owned by Acquisition Subsidiary will be exchanged for the Offer Consideration, and each option, warrant and other right to acquire a share of the Common Stock of New Image will be exchanged for the Offer Consideration less the exercise price of such option, warrant or right; or (ii) an all-cash merger of Acquisition Subsidiary with and into New Image for the price set forth above.

2. Certain Fundamental Conditions. Consummation of the proposed acquisition or the proposed tender will be subject to the following fundamental conditions:

                  (i) There are on the date hereof and there will be, at all times between the date hereof and the closing, no more than 5,479,908 outstanding shares of New Image Common Stock (plus any shares issued upon the exercise of options or other rights outstanding on the date hereof as set forth below), and no outstanding shares or rights to acquire any other class of New Image capital stock, and outstanding stock options,

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New Image Industries, Inc.
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December 24, 1996

                  warrants and other rights to acquire no more than 2,045,201 shares of New Image Common Stock, and no more than 950,000 of such options, warrants and rights having an exercise price of less than $2.00, and the average of the exercise prices of such 950,000 options, warrants and other rights being not less than approximately $1 9/16;

                  (ii) due diligence review, to Dentsply's sole satisfaction, by Dentsply and its legal and financial advisors, of the business, assets, operations and liabilities of New Image, including, without limitation, environmental conditions and contingencies, pending or threatened patent and other litigation matters, accounting matters, employee benefits and other contingent liabilities;

                  (iii) negotiation and execution of definitive documentation mutually acceptable in form and substance;

                  (iv) approval of such documentation by the Boards of Directors of Dentsply and New Image;

                  (v) negotiation and execution of a Stockholder Agreement between Dentsply and each of the directors and officers of New Image who collectively own approximately 13.8% of the outstanding New Image Common Stock and options (each, a "Stockholder"), pursuant to which, among other things, such Stockholder will agree to tender his or her shares of New Image Common Stock in the Tender Offer or, if the acquisition is accomplished by means of a merger without a Tender Offer to vote such shares in favor of such merger, as the case may be, and, pending consummation of the proposed acquisition, not to sell or otherwise transfer shares of New Image Common Stock owned of record or beneficially by him or her;

                  (vi) receipt of all approvals, consents or waivers from third parties, the absence of which would, in Dentsply's reasonable judgment, be reasonably likely to be materially adverse to New Image or to the transactions contemplated by this letter;

                  (vii) receipt of all material regulatory and governmental approvals and compliance with all applicable regulatory or governmental requirements;


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New Image Industries, Inc.
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December 24, 1996

                  (viii) the business and operations of New Image are conducted in the ordinary course between the date hereof and the closing date; (ix) if the proposed acquisition is accomplished by means of a Tender Offer, tender of no fewer than the number of shares representing at least 51% of the issued and outstanding shares of New Image Common Stock;

                  (x) there having been no dividends or other distributions paid with respect to the New Image Common Stock, and no increases in compensation, bonuses, loans or other payments outside the ordinary course made to any officers, directors or management employees of New Image, and no consulting, brokers', finders' or investment banking or advisory fees paid to any director or any person affiliated with New Image or affiliated with any of its directors, officers or management employees;

                  (xi) negotiation and execution of an employment agreement with Dewey F. Edmunds, mutually acceptable in form and substance;

                  (xii) the definitive documentation referred to in clause
                  (iii) above shall include covenants from Dentsply to continue complying with the agreements covered by Paragraph 5 hereof for the time period set forth therein; and

                  (xiii) the conditions set forth in subparagraphs (ii), (iii) and (v) of this Paragraph 2 will be satisfied or waived at the time the parties enter into definitive documentation.

3. Negotiation in Good Faith. Dentsply and New Image will negotiate in good faith to execute definitive documentation evidencing the proposed transaction as promptly as practicable and will cooperate fully with each other in preparing all such documentation, obtaining all necessary approvals, consents or waivers from third parties and taking reasonable steps to comply with all governmental and regulatory requirements.

4. Regulatory Filings. Dentsply and New Image will cooperate in making as promptly as practicable after the date hereof all filings and seeking all approvals which may be determined to be necessary in connection with the transactions contemplated hereby, including, without limitation, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

5. Standstill. In the event that the proposed acquisition is not consummated, Dentsply hereby agrees that, for a period of one year from the date of this Agreement, unless New Image shall (i)


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New Image Industries, Inc.
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December 24, 1996

otherwise agree in writing, (ii) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, (vi) take corporate action for the purpose of effecting any of the foregoing, (vii) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code, (viii) have an order, judgment or decree entered, without the application, approval or consent of New Image, by any court of competent jurisdiction, approving a petition seeking reorganization of New Image or appointing a receiver, trustee or liquidator of New Image or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 consecutive days, or (ix) solicit Acquisition Proposals (as defined in Paragraph 7 hereof), neither Dentsply nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly otherwise) to effect, offer or participate in (A) any acquisition of any securities (or beneficial ownership thereof) or assets of New Image or any of its subsidiaries; (B) any tender or exchange offer, merger or other business combination involving New Image or any of its subsidiaries;
(C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to New Image or any of its subsidiaries; or (D) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of New Image; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act) formed to accomplish any of the foregoing; (c) otherwise act, alone or in concert with others, to seek to control the management or Board of Directors of New Image; (d) take any action which might force New Image to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Dentsply also agrees during such period not to request New Image (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

6. Information. During the period from the date hereof and until the earlier of the expiration of this letter as provided in Paragraph 11 below or its prior termination, Dentsply shall be provided full opportunity to examine the financial records and reports of New Image in connection with its due diligence investigation (including, without limitation, the work papers of independent certified public accountants, the financial statements for the fiscal year ended June 30, 1996 and financial projections for fiscal year 1997), leases, properties, books of account, corporate records, legal opinions and litigation-related documents and other materials and information of any kind relating to the business, assets, operations and liabilities of New Image, and the officers and


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New Image Industries, Inc.
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December 24, 1996

employees of New Image shall cooperate with such examination. All information delivered pursuant to this letter shall be subject to the Confidentiality Agreement of even date herewith executed by the parties.

7. Exclusive Dealing. From the date hereof and until the earlier of the expiration of this letter as provided in Paragraph 11 below or its prior termination, New Image agrees that neither it nor any of its subsidiaries, officers, directors, or the directors and officers of its subsidiaries, nor any of its other affiliates (each, an "Affiliate") shall, and New Image shall cause its and its respective subsidiaries' and Affiliates' employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by New Image or any of its subsidiaries or Affiliates and any individual member or employee of the foregoing) (each, an "Agent") not to (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or any equity securities of, it or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (c) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal; provided, however, that New Image may, if it receives an Acquisition Proposal which was not directly or indirectly initiated, solicited or otherwise sought by New Image or by any of the individuals or entities referred to in the first sentence of this Paragraph 7, and which in the written opinion of its outside financial advisor, is superior from a financial point of view to the transactions contemplated by this letter (a "Superior Acquisition Proposal"), respond to such Superior Acquisition Proposal, if New Image has received a written opinion of its outside counsel that such response is required in order to satisfy the fiduciary duties imposed under applicable law on its Board of Directors. New Image shall immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and shall take the necessary steps to inform the individuals and entities referred to in the first sentence hereof of the obligations undertaken in this Paragraph 7. If New Image or any of its Affiliates or Agents has provided any person (other than Dentsply) with any confidential information or data relating to an Acquisition Proposal, it shall request the immediate return thereof. New Image shall notify Dentsply immediately if any inquiries, proposals or offers related to an Acquisition Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to an Acquisition Proposal are sought to be initiated or continued with, it or any individual or entity referred to in the first sentence of this Paragraph 7, and of the terms and other details of any such Acquisition Proposal or request.


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New Image Industries, Inc.
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8. Expenses. Except as provided below, each of New Image and Dentsply will separately bear its own expenses, including the fees and disbursements of counsel, investment bankers and accountants, incurred in connection with this letter of intent and the transactions contemplated hereby. If New Image or any Affiliate or Agent of New Image shall fail to fulfill the obligations under Paragraph 7 above, and shall sell, or enter into an agreement which contemplates the sale of, all or any material portion of the assets or equity interests in, New Image to a third party, or the Stockholders or any of them shall enter into an agreement which contemplates such a transaction, then, in any such case, New Image shall immediately pay to Dentsply an amount equal to the out-of-pocket expenses incurred by Dentsply in connection with the transaction contemplated hereby.

9. Publicity. Upon the execution of this letter of intent, an appropriate public announcement of the proposed transaction, the form and substance of which shall have been agreed to by Dentsply and New Image, shall be made. Neither party shall make any other press release or other written public statement concerning the matters covered by this letter without the approval of the other party hereto; provided, however, that either party may, without such approval, make such press releases or other written public statements required by law, and shall consult with the other party with respect to the form and substance of such statements.

10. Non-Binding Nature. Other than Paragraphs 5, 6, 7, 8, 9, 10 and 11 hereof, this letter does not constitute a binding agreement of the parties hereto. It is understood that, promptly hereafter, the parties will strive to negotiate and execute definitive and binding documentation which will contain such terms, provisions, representations, warranties, covenants and conditions of each party, in addition to those set forth herein, (including an agreement by Dentsply to provide directors' and officers' insurance coverage for the current directors and officers of New Image with coverage limits similar to those currently in effect for the six-year period commencing on the closing of the transactions contemplated hereby) as are appropriate and customary in transactions of this nature and mutually satisfactory to Dentsply and New Image and their respective counsel.

11. Termination. This letter shall terminate on March 25, 1997, or, if earlier, on the occurrence of: (i) an event of default set forth in that certain Amended and Restated Loan and Security Agreement, dated May 22, 1996 (the "Loan Agreement"), between New Image and Coast Business Credit, a division of Southern Pacific Thrift & Loan Association ("Coast"), as to which event of default Coast has not given a written waiver or is not required to forbear under the terms of a letter agreement of even date herewith between Dentsply and Coast; (ii) the failure by New Image or any of its Affiliates or Agents to comply with the obligations set forth in Paragraph 7 hereof; or (iii) the date on which New Image shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property, (b) make a general assignment for the benefit of creditors, (c) be adjudicated a bankrupt or insolvent, (d) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to


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take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, (e) take corporate action for the purpose of effecting any of the foregoing, or (f) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code; (iv) the date on which an order, judgment or decree shall be entered, without the application, approval or consent of New Image by any court of competent jurisdiction, approving a petition seeking reorganization of New Image or appointing a receiver, trustee or liquidator of New Image or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 30 consecutive days; or (v) the date on which Dentsply informs New Image in writing that it is terminating this letter of intent because it is not satisfied with its due diligence review of New Image.

12. Governing Law; Amendment. This letter shall be governed by the laws of the State of Delaware applicable to contracts made therein, without giving effect to the conflict of law provisions thereof. This letter of intent may be amended, modified, or extended only by a written agreement signed by both of the parties hereto.


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New Image Industries, Inc.
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This letter is submitted in duplicate and has been executed by Dentsply. If the foregoing properly sets forth our understanding, please so indicate by signing both copies of this letter in the space provided, then retain one executed copy for your files and return the second copy to us.

Very truly yours,

DENTSPLY International Inc.

By: /s/ Edward Yates
    ---------------------------
    Senior Vice President



Accepted and agreed to this 24th
day of December, 1996.

New Image Industries, Inc.

By: /s/ Dewey F. Edmunds
    ---------------------------
    President and CEO